                                             Exhibit 99.1

News Release
U.S. Silica Holdings, Inc. Announces Fourth Quarter and Full Year 2022 Results
•Fourth quarter revenue of $412.9 million and full year revenue of $1.5 billion
•GAAP and adjusted EPS for the quarter of $0.40 and $0.43 per diluted share, respectively
•Full year 2022 cash flow from operations of $262.7 million increased 55% year-over-year
•Oil & Gas proppant volumes increased 2% and SandBox loads increased 3% sequentially
•Oil & Gas segment contribution margin increased 11% sequentially

Katy, Texas, February 24, 2023 – U.S. Silica Holdings, Inc. (NYSE: SLCA) today announced net income of $31.6 million, or $0.40 per diluted share, for the fourth quarter ended December 31, 2022. The fourth quarter results were impacted by $2.7 million pre-tax, or $0.03 per diluted share after-tax, of charges primarily related to merger and acquisition related expenses and optimization costs, partially offset by the gain on extinguishment of debt, resulting in adjusted EPS (a non-GAAP measure) of $0.43 per diluted share.
These results compared with net income of $32.1 million, or $0.41 per diluted share, for the third quarter of 2022, which were negatively impacted by $2.1 million pre-tax, or $0.02 per diluted share after-tax, primarily related to merger and acquisition related expenses and optimization costs, partially offset by the gain on extinguishment of debt.
Bryan Shinn, Chief Executive Officer, stated, “Our fourth quarter delivered a strong close to an exceptional year. During 2022, we successfully executed our strategic plan and delivered impressive bottom-line results while strengthening our balance sheet and positioning U.S. Silica for future success. In 2022, we significantly raised pricing across both segments to help offset inflation, we increased contract coverage while expanding margins in our Oil and Gas segment, and generated $262.7 million of cash flow from operations. We opportunistically used this cash to retire $150 million of long-term debt, effectively reducing our net leverage ratio to 2.2x at year-end. Financially and operationally, we reported impressive achievements during the year, as revenues increased 38%, Adjusted EBITDA grew 58%, and overall tons sold increased 14% year-over-year.
“In our Oil and Gas segment, activity was strong through the holidays, and we did not experience meaningful disruptions from seasonality or weather. The supply and demand balance remained very tight in sand proppant and last-mile logistics, and we continued to be effectively sold-out due to strong well completion demand, especially in West Texas. During the quarter, our customers secured incremental sand supply for the medium term and we signed attractive multi-year contracts that extend into 2024 and 2025, in addition to successfully realizing increased pricing on existing customer contracts.
"In our Industrial and Specialty Products segment, our fourth quarter profitability declined sequentially as we’d expected, due to normal year-end seasonality. Partially offsetting these seasonal impacts, were lower natural gas input costs and the previously announced November 1st price increases on most of our non-contracted industrial products.
"In summary, 2023 is setting up to be another strong year of financial performance and free cash flow generation. Our Oil and Gas segment is well positioned to continue to generate strong earnings and cash flow while delivering further sequential growth. In our Industrial segment, customer demand remains strong overall, and we anticipate sequential improvements as customer activity rebounds from the typical fourth quarter seasonality and we realize a full quarter of price increases.”

Full Year 2022 Highlights
Total Company
•Revenue of $1.5 billion increased 38% compared with $1.1 billion for 2021.
•Net income of $78.2 million, or $1.01 per diluted share for 2022, compared with a net loss of $33.8 million, or $(0.45) per diluted share for 2021.
•Overall tons sold of 18.016 million for 2022 increased 14% compared with 15.837 million tons sold in 2021.
•Contribution margin of $472.1 million for 2022 increased 44% compared with $328.6 million for 2021.
•Adjusted EBITDA of $353.6 million for 2022 increased 58% compared with Adjusted EBITDA of $223.5 million for 2021.

Fourth Quarter 2022 Highlights
Total Company
•Revenue of $412.9 million for the fourth quarter of 2022 decreased 1% compared with $418.8 million in the third quarter of 2022 and increased 45% when compared with the fourth quarter of 2021.
•Overall tons sold of 4.606 million for the fourth quarter of 2022 were essentially flat compared with 4.624 million tons sold in the third quarter of 2022 and increased 10% when compared with the fourth quarter of 2021.
•Contribution margin of $134.4 million for the fourth quarter of 2022 increased 2% compared with $131.8 million in the third quarter of 2022 and increased 88% when compared with the fourth quarter of 2021.
•Adjusted EBITDA of $104.2 million for the fourth quarter of 2022 increased 1% compared with $102.7 million in the third quarter of 2022 and increased 147% when compared with the fourth quarter of 2021.

Oil & Gas
•Revenue of $273.7 million for the fourth quarter of 2022 increased 2% compared with $267.5 million in the third quarter of 2022 and increased 73% when compared with the fourth quarter of 2021.
•Tons sold of 3.568 million for the fourth quarter of 2022 increased 2% compared with 3.498 million tons sold in the third quarter of 2022 and increased 15% when compared with the fourth quarter of 2021.
•Segment contribution margin of $94.4 million, or $26.47 per ton, for the fourth quarter of 2022 increased 11% compared with $85.3 million in the third quarter of 2022 and increased 214% when compared with the fourth quarter of 2021.

Industrial and Specialty Products

•Revenue of $139.2 million for the fourth quarter of 2022 decreased 8% compared with $151.4 million in the third quarter of 2022 and increased 10% when compared with the fourth quarter of 2021.
•Tons sold of 1.038 million for the fourth quarter of 2022 decreased 8% compared with 1.126 million tons sold in the third quarter of 2022 and decreased 4% when compared with the fourth quarter of 2021.
•Segment contribution margin of $40.0 million, or $38.54 per ton, for the fourth quarter of 2022 decreased 14% compared with $46.5 million in the third quarter of 2022 and decreased 4% when compared with the fourth quarter of 2021.

Capital Update
As of December 31, 2022, the Company had $280.8 million in cash and cash equivalents and total debt was $1.057 billion. The Company's $100.0 million Revolver had zero drawn, with $21.5 million allocated for letters of credit, and availability of $78.5 million. Capital expenditures in 2022 totaled $53.2 million and were primarily related to growth projects, facility improvements, and maintenance projects. During 2022, the Company generated $262.7 million in cash flow from operations.
Outlook and Guidance
Looking forward to the first quarter and into 2023, the Company's two business segments remain well positioned in their respective markets. The Company has a strong portfolio of industrial and specialty products that serve numerous essential, high growth and attractive end markets, supported by a robust pipeline of new products under development. The Company also expects growth in its underlying base business, coupled with pricing increases and surcharges to continue to fight inflationary impacts.
The oil and gas industry is progressing through a multi-year growth cycle. Constructive customer sentiment and strength in WTI crude oil prices are supportive of an active well completions environment in 2023.

The Company remains focused on generating free cash flow and de-levering the balance sheet and intends on being operating cash flow positive in 2023, keeping an estimated $50-$60 million of capital expenditures within operating cash flow.

Conference Call
U.S. Silica will host a conference call for investors today, February 24, 2023 at 7:30 a.m. Central Time to discuss these results. Hosting the call will be Bryan Shinn, Chief Executive Officer and Don Merril, Executive Vice President and Chief Financial Officer. Investors are invited to listen to a live webcast of the conference call by visiting the "Investors- Events & Presentations" section of the Company's website at www.ussilica.com. The webcast will be archived for one year. The call can also be accessed live over the telephone by dialing (877) 869-3847 or for international callers, (201) 689-8261. A replay will be available shortly after the call and can be accessed by dialing (877) 660-6853 or for international callers, (201) 612-7415. The conference ID for the replay is 13736345. The replay will be available through March 24, 2023.
About U.S. Silica
U.S. Silica Holdings, Inc. is a global performance materials company and is a member of the Russell 2000. The Company is a leading producer of commercial silica used in the oil and gas industry and in a wide range of industrial applications. Over its 123-year history, U.S. Silica has developed core competencies in mining, processing, logistics and materials science that enable it to produce and cost-effectively deliver over 600 diversified products to customers across our end markets. U.S. Silica's wholly-owned subsidiaries include EP Minerals and SandBox Logistics™. EP Minerals is an industry leader in the production of products derived from diatomaceous earth, perlite, engineered clays, and non-activated clays. SandBox Logistics™ is a state-of-the-art leader in proppant storage, handling and well-site delivery, dedicated to making proppant logistics cleaner, safer and more efficient. The Company has 27 operating mines and processing facilities and two additional exploration stage properties across the United States and is headquartered in Katy, Texas.
Forward-looking Statements
This full-year and fourth-quarter 2022 earnings release, as well as other statements we make, contain “forward-looking statements” within the meaning of the federal securities laws - that is, statements about the future, not about past events. Forward-looking statements give our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “will,” “should,” “could,” “can have,” “likely” and other words and terms of similar meaning. Forward-looking statements made include any statement that does not directly relate to any historical or current fact and may include, but are not limited to, statements regarding U.S. Silica's growth opportunities, strategy, future financial results, forecasts, projections, plans and capital expenditures, technological innovations, ability to reduce costs or idle plants, the impacts of COVID-19 on the Company’s operations, and the commercial silica industry. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties and changes in circumstances that are difficult to predict. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are global economic conditions; the effect of the COVID-19 pandemic on markets the Company serves; fluctuations in demand for commercial silica, diatomaceous earth, perlite, clay and cellulose; fluctuations in demand for frac sand or the development of either effective alternative proppants or new processes to replace hydraulic fracturing; the entry of competitors into our marketplace; changes in production spending by companies in the oil and gas industry and changes in the level of oil and natural gas exploration and development; changes in oil and gas inventories; general economic, political and business conditions in key regions of the world; pricing pressure; weather and seasonal factors; the cyclical nature of our customers’ business; our inability to meet our financial and performance targets and other forecasts or expectations; our substantial indebtedness and pension obligations, including restrictions on our operations imposed by our indebtedness; operational modifications, delays or cancellations; prices for electricity, natural gas and diesel fuel; our ability to maintain our transportation network; changes in government regulations and regulatory requirements, including those related to mining, explosives, chemicals, and oil and gas production; silica-related health issues and corresponding litigation; and other risks and uncertainties detailed in this press release and our most recent Forms 10-K, 10-Q, and 8-K filed with or furnished to the U.S. Securities and Exchange Commission. If one or more of these or other risks or uncertainties materialize (or the consequences of such a development changes), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those reflected in our forward-looking statements. The forward-looking statements speak only as of the date hereof, and we disclaim any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

U.S. SILICA HOLDINGS, INC.
SELECTED FINANCIAL DATA FROM CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited; dollars in thousands, except per share amounts)

	Three Months Ended
	December 31, 2022	September 30, 2022	December 31, 2021
Total sales	$412,934	$418,813	$284,864
Total cost of sales (excluding depreciation, depletion and amortization)	282,904	291,520	217,591
Operating expenses:
Selling, general and administrative	34,978	33,933	34,939
Depreciation, depletion and amortization	33,202	34,500	38,637
Goodwill and other asset impairments	—	—	153
Total operating expenses	68,180	68,433	73,729
Operating income (loss)	61,850	58,860	(6,456)
Other (expense) income:
Interest expense	(22,821)	(20,174)	(17,732)
Other income, net, including interest income	3,437	3,576	1,147
Total other expense	(19,384)	(16,598)	(16,585)
Income (loss) before income taxes	42,466	42,262	(23,041)
Income tax (expense) benefit	(10,950)	(10,259)	3,927
Net income (loss)	$31,516	$32,003	$(19,114)
Less: Net loss attributable to non-controlling interest	(74)	(68)	(98)
Net income (loss) attributable to U.S. Silica Holdings, Inc.	$31,590	$32,071	$(19,016)

Earnings (loss) per share attributable to U.S. Silica Holdings, Inc.:
Basic	$0.42	$0.42	$(0.25)
Diluted	$0.40	$0.41	$(0.25)
Weighted average shares outstanding:
Basic	75,711	75,587	74,598
Diluted	78,026	77,770	74,598

	Year Ended
	December 31, 2022	December 31, 2021
Total sales	$1,525,147	$1,103,879
Total cost of sales (excluding depreciation, depletion and amortization)	1,070,189	794,983
Operating expenses:
Selling, general and administrative	143,838	119,628
Depreciation, depletion and amortization	140,166	161,131
Goodwill and other asset impairments	—	202
Total operating expenses	284,004	280,961
Operating income	170,954	27,935
Other (expense) income:
Interest expense	(77,598)	(71,157)
Other income, net, including interest income	10,643	6,146
Total other expense	(66,955)	(65,011)
Income (loss) before income taxes	103,999	(37,076)
Income tax (expense) benefit	(26,159)	2,755
Net income (loss)	$77,840	$(34,321)
Less: Net loss attributable to non-controlling interest	(336)	(560)
Net income (loss) attributable to U.S. Silica Holdings, Inc.	$78,176	$(33,761)

Earnings (loss) per share attributable to U.S. Silica Holdings, Inc.:
Basic	$1.04	$(0.45)
Diluted	$1.01	$(0.45)
Weighted average shares outstanding:
Basic	75,512	74,350
Diluted	77,670	74,350
Dividends declared per share	$—	$—

U.S. SILICA HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited; dollars in thousands)

	December 31, 2022	December 31, 2021

ASSETS
Current Assets:
Cash and cash equivalents	$280,845	$239,425
Accounts receivable, net	208,631	202,759
Inventories, net	147,626	115,713
Prepaid expenses and other current assets	20,182	18,018
Total current assets	657,284	575,915
Property, plant and mine development, net	1,178,834	1,258,646
Lease right-of-use assets	42,374	42,241
Goodwill	185,649	185,649
Intangible assets, net	140,809	150,054
Other assets	9,630	7,095
Total assets	$2,214,580	$2,219,600
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$216,239	$167,670
Current portion of operating lease liabilities	19,773	14,469
Current portion of long-term debt	19,535	18,285
Current portion of deferred revenue	16,275	4,247
Income tax payable	128	1,200
Total current liabilities	271,950	205,871
Long-term debt, net	1,037,458	1,193,135
Deferred revenue	14,477	16,494
Liability for pension and other post-retirement benefits	30,911	32,935
Deferred income taxes, net	64,636	44,774
Operating lease liabilities	64,478	75,130
Other long-term obligations	25,976	37,178
Total liabilities	1,509,886	1,605,517
Stockholders’ Equity:
Preferred stock	—	—
Common stock	854	845
Additional paid-in capital	1,234,834	1,218,575
Retained deficit	(351,084)	(429,260)
Treasury stock, at cost	(186,196)	(186,294)
Accumulated other comprehensive (loss) income	(1,723)	349
Total U.S. Silica Holdings, Inc. stockholders’ equity	696,685	604,215
Non-controlling interest	8,009	9,868
Total stockholders' equity	704,694	614,083
Total liabilities and stockholders’ equity	$2,214,580	$2,219,600

Non-GAAP Financial Measures
Segment Contribution Margin
Segment contribution margin is a key metric that management uses to evaluate our operating performance and to determine resource allocation between segments. Segment contribution margin excludes certain corporate costs not associated with the operations of the segment. These unallocated costs include costs related to corporate functional areas such as sales, production and engineering, corporate purchasing, accounting, treasury, information technology, legal and human resources.
The following table sets forth a reconciliation of net income, the most directly comparable GAAP financial measure, to segment contribution margin.

	Three Months Ended
	December 31, 2022	September 30, 2022	December 31, 2021
Sales:
Oil & Gas Proppants	$273,717	$267,461	$158,606
Industrial & Specialty Products	139,217	151,352	126,258
Total sales	412,934	418,813	284,864
Segment contribution margin:
Oil & Gas Proppants	94,437	85,295	30,114
Industrial & Specialty Products	40,004	46,526	41,518
Total segment contribution margin	134,441	131,821	71,632
Operating activities excluded from segment cost of sales	(4,411)	(4,528)	(4,359)
Selling, general and administrative	(34,978)	(33,933)	(34,939)
Depreciation, depletion and amortization	(33,202)	(34,500)	(38,637)
Goodwill and other asset impairments	—	—	(153)
Interest expense	(22,821)	(20,174)	(17,732)
Other income, net, including interest income	3,437	3,576	1,147
Income tax (expense) benefit	(10,950)	(10,259)	3,927
Net income (loss)	$31,516	$32,003	$(19,114)
Less: Net loss attributable to non-controlling interest	(74)	(68)	(98)
Net income (loss) attributable to U.S. Silica Holdings, Inc.	$31,590	$32,071	$(19,016)

	Year Ended
	December 31, 2022	December 31, 2021
Sales:
Oil & Gas Proppants	$961,667	$615,448
Industrial & Specialty Products	563,480	488,431
Total sales	1,525,147	1,103,879
Segment contribution margin:
Oil & Gas Proppants	301,837	160,052
Industrial & Specialty Products	170,280	168,499
Total segment contribution margin	472,117	328,551
Operating activities excluded from segment cost of sales	(17,159)	(19,655)
Selling, general and administrative	(143,838)	(119,628)
Depreciation, depletion and amortization	(140,166)	(161,131)
Goodwill and other asset impairments	—	(202)
Interest expense	(77,598)	(71,157)
Other income, net, including interest income	10,643	6,146
Income tax (expense) benefit	(26,159)	2,755
Net income (loss)	$77,840	$(34,321)
Less: Net loss attributable to non-controlling interest	(336)	(560)
Net income (loss) attributable to U.S. Silica Holdings, Inc.	$78,176	$(33,761)
Adjusted EBITDA
Adjusted EBITDA is not a measure of our financial performance or liquidity under GAAP and should not be considered as an alternative to net income as a measure of operating performance, cash flows from operating activities as a measure of liquidity or any other performance measure derived in accordance with GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of free cash flow for management's discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Adjusted EBITDA contains certain other limitations, including the failure to reflect our cash expenditures, cash requirements for working capital needs and cash costs to replace assets being depreciated and amortized, and excludes certain non-recurring charges that may recur in the future. Management compensates for these limitations by relying primarily on our GAAP results and by using Adjusted EBITDA only supplementally. Our measure of Adjusted EBITDA is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation.

The following table sets forth a reconciliation of net income (loss), the most directly comparable GAAP financial measure, to Adjusted EBITDA:

(All amounts in thousands)	Three Months Ended
	December 31, 2022	September 30, 2022	December 31, 2021
Net income (loss) attributable to U.S. Silica Holdings, Inc.	$31,590	$32,071	$(19,016)
Total interest expense, net of interest income	21,511	19,495	17,690
Provision for taxes	10,950	10,259	(3,927)
Total depreciation, depletion and amortization expenses	33,202	34,500	38,637
EBITDA	97,253	96,325	33,384
Non-cash incentive compensation (1)	4,875	4,826	5,714
Post-employment expenses (excluding service costs) (2)	(674)	(535)	(506)
Merger and acquisition related expenses (3)	1,495	1,532	2,154
Plant capacity expansion expenses (4)	86	32	86
Contract termination expenses (5)	—	—	—
Goodwill and other asset impairments (6)	—	—	153
Business optimization projects (7)	648	550	28
Facility closure costs (8)	303	270	1,377
Gain on valuation change of royalty note payable (9)	—	—	(8,263)
Other adjustments allowable under the Credit Agreement (10)	170	(286)	962
Adjusted EBITDA	$104,156	$102,714	$42,112

(All amounts in thousands)	Year Ended
	December 31, 2022	December 31, 2021
Net income (loss) attributable to U.S. Silica Holdings, Inc.	$78,176	$(33,761)
Total interest expense, net of interest income	75,437	69,173
Provision for taxes	26,159	(2,755)
Total depreciation, depletion and amortization expenses	140,166	161,131
EBITDA	319,938	193,788
Non-cash incentive compensation (1)	19,653	19,692
Post-employment expenses (excluding service costs) (2)	(2,654)	(1,920)
Merger and acquisition related expenses (3)	6,984	2,961
Plant capacity expansion expenses (4)	213	928
Contract termination expenses (5)	6,500	—
Goodwill and other asset impairments (6)	—	202
Business optimization projects (7)	1,209	105
Facility closure costs (8)	1,503	1,347
Gain on valuation change of royalty note payable (9)	—	—
Other adjustments allowable under the Credit Agreement (10)	212	6,372
Adjusted EBITDA	$353,558	$223,475

(1)	Reflects equity-based non-cash compensation expense.
(2)	Includes net pension cost and net post-retirement cost relating to pension and other post-retirement benefit obligations during the applicable period, but in each case excluding the service cost relating to benefits earned during such period. Non-service net periodic benefit costs are not considered reflective of our operating performance because these costs do not exclusively originate from employee services during the applicable period and may experience periodic fluctuations as a result of changes in non-operating factors, including changes in discount rates, changes in expected returns on benefit plan assets, and other demographic actuarial assumptions.

(3)	Merger and acquisition related expenses include legal fees, professional fees, bank fees, severance costs, and other employee related costs. While these costs are not operational in nature and are not expected to continue for any singular transaction on an ongoing basis, similar types of costs, expenses and charges have occurred in prior periods and may recur in the future as we continue to integrate prior acquisitions and pursue any future acquisitions.
(4)	Plant capacity expansion expenses include expenses that are not inventoriable or capitalizable as related to plant expansion projects greater than $5 million in capital expenditures or plant start up projects. While these expenses are not operational in nature and are not expected to continue for any singular project on an ongoing basis, similar types of expenses have occurred in prior periods and may recur in the future.
(5)	Reflects contract termination expenses related to strategically exiting a service contract. While these expenses are not operational in nature and are not expected to continue for any singular event on an ongoing basis, similar types of expenses have occurred in prior periods and may recur in the future as we continue to strategically evaluate our contracts.
(6)	No impairment charges were recorded for the year ended December 31, 2022. Impairment charges of $202 thousand were recorded for the year ended December 31, 2021.
(7)	Reflects costs incurred related to business optimization projects mainly within our corporate center, which aim to measure and improve the efficiency, productivity and performance of our organization. While these costs are not operational in nature and are not expected to continue for any singular project on an ongoing basis, similar types of expenses may recur in the future.
(8)	Reflects costs incurred mainly related to idled sand facilities and closed corporate offices, including severance costs and remaining contracted costs such as office lease costs, and common area maintenance fees. While these costs are not operational in nature and are not expected to continue for any singular event on an ongoing basis, similar types of expenses may recur in the future.
(9)	Gain on valuation change of royalty note payable due to a change in estimate of future tonnages and sales related to the sand shipped from our Tyler, Texas facility. This gain is not operational in nature and is not expected to continue for any singular event on an ongoing basis.
(10)	Reflects miscellaneous adjustments permitted under the Credit Agreement. The year ended December 31, 2022 also included costs related to weather events and supplier and logistical issues of $1.1 million, severance restructuring costs of $1.8 million, an adjustment to non-controlling interest of $0.6 million, partially offset by net proceeds of the sale of assets of $1.7 million and $2.9 million related to the gain on extinguishment of debt. The year ended December 31, 2021 also included $3.4 million of transload shortfall and exit fees, $2.1 million related to expenses incurred with severe winter storms during the first quarter, $0.7 million of costs related to a power interruption at a plant location, partially offset by $0.1 million for a measurement period adjustment related to the Arrows Up bargain purchase.

Investor Contacts
Patricia Gil
Vice President, Investor Relations
(281) 505-6011
gil@ussilica.com